FOR IMMEDIATE RELEASE                   NR10-16

DYNEGY INC. SENDS LETTER TO STOCKHOLDERS

Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010, Special Meeting of Stockholders

HOUSTON – October 6, 2010 – Dynegy Inc. (NYSE: DYN) today sent the following letter to its stockholders recommending that they vote FOR the proposal to adopt the merger agreement with an affiliate of The Blackstone Group L.P. at Dynegy’s November 17, 2010, Special Meeting of Stockholders:

October 6, 2010

Dear Stockholders:

You have received, or will soon receive, proxy materials from Dynegy Inc. regarding the Special Meeting of Dynegy Stockholders scheduled for November 17, 2010.  At that Special Meeting, you will be asked to consider, and vote upon, a proposal to adopt the merger agreement providing for the acquisition of Dynegy by an affiliate of The Blackstone Group L.P.  Dynegy stockholders of record as of the close of business on October 1, 2010, are entitled to notice of, and to vote at, the Special Meeting.  As detailed in Dynegy’s definitive proxy materials and outlined below, your Board of Directors believes that Blackstone’s $4.50 per share cash offer is in the best interests of Dynegy and its stockholders.

Your vote is very important. Your Board of Directors recommends that Dynegy stockholders vote today FOR the proposal to adopt the merger agreement with Blackstone. A failure to vote will have the same effect as a vote AGAINST the adoption of the merger agreement.

THE PROPOSED TRANSACTION WITH BLACKSTONE ELIMINATES THE SUBSTANTIAL RISKS OF A STAND-ALONE STRATEGY

The Blackstone transaction will remove significant risk to Dynegy stockholders.  While Dynegy believes that long-term fundamentals remain intact for the electricity sector, the anticipated timing to realize the upside of the sector has been significantly delayed due to the recession and various other factors, and the challenges in the near- to medium-term pose significant risks and operating limitations for Dynegy, including challenges that are beyond Dynegy’s control.  These challenges include:

•	Low and declining commodity prices and continued economic weakness
–	Forward natural gas prices have declined steadily over the past two years and have continued to fall since the Blackstone transaction was announced.
•	Challenging financial position
–
Near-term – Dynegy might be unable to comply with certain financial covenants within the next six months which, absent a waiver, will require significant restructuring that will likely result in reduced liquidity and higher interest costs.

–	Longer-term – Dynegy has substantial debt and forecasts $1.1 billion in negative cash flows through 2014, significantly reducing available liquidity.
–	Limited liquidity, weak cash flow generation as a consequence of low commodity prices, and challenging capital market conditions present significant refinancing risks.
•	Regulatory and environmental risk and uncertainty
–	A number of environmental and financial reform regulations are pending, and additional regulations are anticipated in the future.
–
Adverse regulations, if enacted, are likely to result in negative impacts to Dynegy in terms of capital expenditures and operating costs and, depending on the nature of these regulations, the negative impacts may be severe.

THE BLACKSTONE TRANSACTION IS THE CULMINATION OF A LENGTHY AND EXTENSIVE EVALUATION OF STRATEGIC ALTERNATIVES TO
MAXIMIZE VALUE FOR DYNEGY STOCKHOLDERS

During the two years preceding the Blackstone transaction announcement, Dynegy’s Board of Directors, with its independent financial advisors, considered a wide range of strategic alternatives with the goal of maximizing value for Dynegy stockholders.  Dynegy analyzed various strategic alternatives, including remaining as a stand-alone company and the sale of various asset packages.  As part of this evaluation process, Dynegy’s financial advisors solicited interest from 16 potential acquirers or merger partners, but no transaction other than the Blackstone transaction materialized.  Blackstone’s offer, with its substantial premium, was the culmination of this process and, we believe, provides the greatest value for Dynegy stockholders.

DYNEGY BELIEVES BLACKSTONE’S CASH OFFER OF $4.50 PER SHARE
PROVIDES DYNEGY STOCKHOLDERS WITH FULL, FAIR AND IMMEDIATE VALUE

In making its recommendation, your Board took into account a variety of factors described in the definitive proxy statement, including Dynegy’s pre-announcement and historical stock prices, forecasts of Dynegy’s future financial performance prepared by Dynegy’s management, and the fairness opinion delivered to the Board by each of its financial advisors, Goldman, Sachs & Co. and Greenhill & Co., LLC.  Your Board also considered various strategic alternatives, including remaining a stand-alone company and the sale of various asset packages.  In evaluating these alternative scenarios, it was determined that asset sales were not likely to lead to greater stockholder value than the Blackstone transaction.

Blackstone’s offer of $4.50 per share in cash represents a premium of 62% to Dynegy’s closing stock price of $2.78 per share on August 12, 2010, the last day before the merger agreement was announced, and a premium of 26% to Dynegy’s prior 30-day average closing price.  Dynegy believes the proposed Blackstone transaction provides stockholders with full, fair and immediate value.

You are encouraged to read the definitive proxy materials for further details regarding the Board’s process for considering, and the reasons for approving, the merger agreement with Blackstone.

NO SUPERIOR OFFERS WERE MADE DURING DYNEGY’S “GO-SHOP” PROCESS

To maximize value for Dynegy’s stockholders, Dynegy negotiated with Blackstone the inclusion of a “go-shop” provision in the merger agreement that allowed Dynegy to actively solicit superior offers for a period of 40 days following the announcement of the merger agreement.  During that period, Dynegy’s financial advisors contacted 42 parties, and Dynegy signed confidentiality agreements with eight parties.

Despite the broad solicitation of potentially interested parties, no party made a proposal, much less one that was superior to the Blackstone offer.

IF THE BLACKSTONE TRANSACTION IS NOT APPROVED,
DYNEGY’S STOCK PRICE COULD TRADE AT OR BELOW
THE PRE-ANNOUNCEMENT STOCK PRICE OF $2.78 PER SHARE

If the Blackstone transaction is not approved by stockholders at the upcoming Special Meeting and subsequently completed, Dynegy may be forced to restructure using one or a combination of several options, including issuing equity or equity-linked securities or selling assets.  As a result, Dynegy’s stockholders could lose not only the significant and immediate cash value inherent in Blackstone’s premium offer, but could also face potential dilution and further loss on their investment as a result of any such subsequent restructuring activities.

Dynegy’s stock price has been highly correlated with natural gas prices that continue to fall.  Further, Dynegy’s high level of indebtedness and leverage increases its risk profile, which increases its stock price sensitivity to natural gas prices.

Therefore, if the Blackstone transaction is not approved by stockholders at the Special Meeting and subsequently completed, Dynegy’s stock could trade at or below its pre-announcement stock price of $2.78 per share.  The stock prices of Dynegy’s peers have fallen on average approximately 3% since August 12, 2010, the day before the announcement of the Blackstone transaction – which could imply a 60% loss in value when compared to Blackstone’s binding cash offer of $4.50 per share.

YOUR VOTE IS IMPORTANT –
PLEASE VOTE FOR THE BLACKSTONE TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own.  The affirmative vote of holders of a majority of Dynegy’s outstanding shares is required to approve the proposal to adopt the merger agreement.  Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement.  Please take a moment to vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., Dynegy’s proxy solicitor, by calling toll-free at (800) 322-2885 or (212) 929-5500 (call collect) or by e-mailing dynegy@mackenziepartners.com.

Thank you for your support.

Sincerely,

Bruce A. Williamson
Chairman, President and CEO

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

[Missing Graphic Reference]

 105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese Mackenzie Partners, Inc. 212-929-5500